Exhibit 5.2

February 26, 2026

Kymera Therapeutics, Inc.

500 North Beacon Street, 4th Floor

Watertown, MA 02472

Re:	Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3ASR (File No. 333-282912) (as amended or supplemented, the “Registration Statement”) filed on October 31, 2024 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by Kymera Therapeutics, Inc., a Delaware corporation (the “Company”), of an indeterminate amount of any combination of securities of the types specified therein, including the resale by certain selling stockholders (the “Selling Stockholders”) of shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”). The Registration Statement became effective upon filing with the Commission on October 31, 2024. Reference is made to our opinion letter dated October 31, 2024 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on February 26, 2026 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the resale by the Selling Stockholders of 18,819,826 shares (the “Shares”) of the Company’s Common Stock, and up to 12,565,253 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of pre-funded warrants to purchase shares of Common Stock (the “Warrants”), to be sold by the Selling Stockholders.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of the opinions set forth below, we have assumed that before the Warrant Shares are issued the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock the Company is authorized to issue under its amended and restated certificate of incorporation such that the number of unissued shares of Common Stock authorized under the Company’s amended and restated certificate of incorporation is less than the number of Warrant Shares.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that (i) the Shares have been duly authorized and validly issued and are fully paid and non-assessable, and (ii) the Warrants have been duly authorized and, assuming the Warrant Shares were issued today in accordance with the terms of the Warrants, they would be validly issued, fully paid and nonassessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.2 to the Company’s Current Report on Form 8-K relating to the Shares and future issuance of the Warrant Shares and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP